250 Glen Street Glens Falls, NY 12801 NASDAQ® Symbol: „AROW“ Website: www.arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 745-1000 Ext 306 Fax: (518) 761-6741

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Date:

June 30, 2011

Promotion of Thomas J. Murphy to Bank President

Glens Falls, NY, June 30, 2011 - Thomas L. Hoy, Chairman, President and Chief Executive Officer of Arrow Financial Corporation (NasdaqGS® – AROW), Glens Falls, New York, announced today that Arrow’s Board of Directors has appointed Thomas J. Murphy, currently Vice President and Corporate Secretary of Arrow, to become President and a member of the Board of Directors of Arrow’s lead subsidiary bank, Glens Falls National Bank and Trust Company, effective July 1, 2011.  Mr. Murphy also will become Senior Executive Vice President of Arrow.  Mr. Hoy will continue as Chairman and Chief Executive Officer of Glens Falls National Bank, as well as Chairman, Chief Executive Officer and President of Arrow.  “Our Board of Directors has every confidence that Tom will do an outstanding job as Bank President,” said Mr. Hoy.  “He has the leadership skills and experience to guide Glens Falls National Bank in its path to continuing growth and success, as well as deep connections to the communities in Upstate New York served by the bank.”

Mr. Hoy also announced that Terry R. Goodemote, who is the Chief Financial Officer of Arrow and Glens Falls National Bank, has received a promotion from Senior Vice President to Executive Vice President of Arrow and from Executive Vice President to Senior Executive Vice President of Glens Falls National Bank.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.  Other subsidiaries include North Country Investment Advisers, Inc., two property and casualty insurance agencies: Loomis & LaPann, Inc. and Upstate Agency, LLC, and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.